Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East
European Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on August 25, 2014. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2015.
At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Harris J. Ashton, J. Michael Luttig, Larry D. Thompson and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of four Directors:



                               % of       % of               % of          % of
		              Outstanding Shares 	    Outstanding Shares Present
Term Expiring 2016    For     Shares      Voted    Withheld   Shares	 and Voting

Harris J. Ashton    3,122,816  58.18%    75.59%  1,008,222   18.79%	 24.41%
J. Michael Luttig   3,126,229  58.25%    75.68%  1,004,809   18.72%	 24.32%
Larry D. Thompson   3,129,376  58.31%    75.75%  1,001,662   18.66%	 24.25%
Constantine D.
Tseretopoulos       3,124,210  58.21%    75.63%  1,006,828   18.76%      24.37%


*Ann Torre Bates, Frank J. Crothers, Edith E. Holiday, Gregory E. Johnson, Rupert H. Johnson, Jr., David W. Niemiec, Frank A. Olson and Robert E. Wade.


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2015.


	   Shares Voted      % of Outstanding Shares              % of Voted Shares
For	    4,171,458	         77.72%	                                  99.12%
Against	       21,827	          0.41%	                                   0.52%
Abstain	       15,207	          0.28%	                                   0.36%
Total	    4,208,492	         78.41%                                   100.00%